EXHIBIT 10.12

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 1, 2007

among

CONCUR TECHNOLOGIES, INC.

as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent

and

LASALLE BANK NATIONAL ASSOCIATION,

as sole Arranger and sole Bookrunner

TABLE OF CONTENTS

SECTION 1	DEFINITIONS	1

1.1	Definitions	1
1.2	Other Interpretive Provisions	18

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	20

2.1	Commitments	20
	2.1.1 Revolving Loan Commitment	21
	2.1.2 L/C Commitment	21
2.2	Loan Procedures	21
	2.2.1 Various Types of Loans	21
	2.2.2 Borrowing Procedures	21
	2.2.3 Conversion and Continuation Procedures	22
	2.2.4 Swing Line Facility	23
2.3	Letter of Credit Procedures	25
	2.3.1 L/C Applications	25
	2.3.2 Participations in Letters of Credit	25
	2.3.3 Reimbursement Obligations	26
	2.3.4 Funding by Lenders to Issuing Lender	27
2.4	Increase in Commitments	27
2.5	Commitments Several	29
2.6	Certain Conditions	29

SECTION 3	EVIDENCING OF LOANS	29

3.1	Notes	29
3.2	Recordkeeping	29

SECTION 4	INTEREST	29

4.1	Interest Rates	29
4.2	Interest Payment Dates	30
4.3	Setting and Notice of LIBOR Rates	30
4.4	Computation of Interest	30

SECTION 5	FEES	30

5.1	Closing Fee	30
5.2	Non-Use Fee	30
5.3	Letter of Credit Fees	30
5.4	Administrative Agent’s Fees	31

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS	31

6.1	Reduction or Termination of the Revolving Commitment	31
	6.1.1 Voluntary Reduction or Termination of the Revolving Commitment	31

i

	6.1.2 All Reductions of the Revolving Commitment	31
6.2	Prepayments	31
	6.2.1 Voluntary Prepayments	31
	6.2.2 Mandatory Prepayments	32
6.3	Manner of Prepayments	32
	6.3.1 All Prepayments	32
6.4	Repayments	33
	6.4.1 Revolving Loans	33

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	33

7.1	Making of Payments	33
7.2	Application of Certain Payments	33
7.3	Due Date Extension	33
7.4	Setoff	33
7.5	Proration of Payments	34
7.6	Taxes	34

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	36

8.1	Increased Costs	36
8.2	Basis for Determining Interest Rate Inadequate or Unfair	37
8.3	Changes in Law Rendering LIBOR Loans Unlawful	37
8.4	Funding Losses	37
8.5	Right of Lenders to Fund through Other Offices	38
8.6	Discretion of Lenders as to Manner of Funding	38
8.7	Mitigation of Circumstances; Replacement of Lenders	38
8.8	Conclusiveness of Statements; Survival of Provisions	39

SECTION 9	REPRESENTATIONS AND WARRANTIES	39

9.1	Organization; Locations of Executive Office; FEIN	39
9.2	Authorization; No Conflict	39
9.3	Validity and Binding Nature	40
9.4	Financial Condition	40
9.5	No Material Adverse Change	40
9.6	Litigation and Contingent Liabilities	40
9.7	Ownership of Properties; Liens	40
9.8	Equity Ownership; Subsidiaries	41
9.9	Pension Plans	41
9.10	Investment Company Act	42
9.11	Public Utility Holding Company Act	42
9.12	Regulation U	42
9.13	Taxes	42
9.14	Solvency, etc	42
9.15	Environmental Matters	43
9.16	Insurance	43
9.17	Real Property	43
9.18	Information	44
9.19	Intellectual Property	44

9.20	Burdensome Obligations	44
9.21	Labor Matters	44
9.22	No Default	44
9.23	Dormant Entities	44
9.24	Subordinated Debt	44
9.25	Secondary Offering	45
9.26	TMG Sale	45
9.27	No Negative Pledges	45

SECTION 10	AFFIRMATIVE COVENANTS	45

10.1	Reports, Certificates and Other Information	45
	10.1.1 Annual Report	45
	10.1.2 Interim Reports	45
	10.1.3 Compliance Certificates	46
	10.1.4 Notice of Default, Litigation and ERISA Matters	46
	10.1.5 Projections	47
	10.1.6 Other Information	47
	10.1.7 Subordinated Debt Notices	47
	10.1.8 Notice of Claims under the Gelco Acquisition Documents or the TMG Sale Documents	47
	10.1.9 Schedule 9.1	47
10.2	Books, Records and Inspections	47
10.3	Maintenance of Property; Insurance	48
10.4	Compliance with Laws; OFAC/BSA Provision; Payment of Taxes and Liabilities	49
10.5	Maintenance of Existence, etc	49
10.6	Use of Proceeds	50
10.7	Employee Benefit Plans	50
10.8	Environmental Matters	50
10.9	Collateral Access Agreements	51
10.10	Stock Certificates of certain Foreign Entities	51
10.11	UCC Filing	51
10.12	Merger	51
10.13	Gelco Joinder	51
10.14	Further Assurances	52

SECTION 11	NEGATIVE COVENANT	52

11.1	Debt	52
11.2	Liens	53
11.3	Restricted Payments	54
11.4	Mergers, Consolidations, Sales	54
11.5	Modification of Organizational Documents; Name; State of Formation	56
11.6	Transactions with Affiliates	56
11.7	Inconsistent Agreements	56
11.8	Business Activities; Issuance of Equity	57
11.9	Investments	57
11.10	Restriction of Amendments to Certain Documents	58

11.11	Dormant Entities	58
11.12	Fiscal Year	58
11.13	Financial Covenants	58
	11.13.1 Total Funded Debt to EBITDA Ratio	58
	11.13.2 Interest Coverage Ratio	58

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	58

12.1	Initial Credit Extension	59
	12.1.1 Financial Statements	59
	12.1.2 Minimum EBITDA	60
	12.1.3 Revolving Outstandings	60
	12.1.4 Pro Forma Covenant Compliance	60
	12.1.5 Leverage	60
	12.1.6 Proceeds of Secondary Offering	60
	12.1.7 Consents, etc	60
	12.1.8 Notes	61
	12.1.9 Authorization Documents	61
	12.1.10 Letter of Direction	61
	12.1.11 Opinions of Counsel	61
	12.1.12 Insurance	61
	12.1.13 Payment of Fees	61
	12.1.14 Solvency Certificate	61
	12.1.15 Search Results; Lien Terminations	61
	12.1.16 Closing Certificate	62
	12.1.17 No Material Adverse Change	62
	12.1.18 Gelco Acquisition	62
	12.1.19 TMG Sale	62
	12.1.20 Governmental Approvals	63
	12.1.21 Other	63
12.2	Conditions	63
	12.2.1 Compliance with Warranties, No Default, etc	63
	12.2.2 Confirmatory Certificate	63

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	63

13.1	Events of Default	63
	13.1.1 Non-Payment of the Loans, etc	63
	13.1.2 Non-Payment of Other Debt	64
	13.1.3 Other Material Obligations	64
	13.1.4 Bankruptcy, Insolvency, etc	64
	13.1.5 Non-Compliance with Loan Documents	64
	13.1.6 Representations; Warranties	64
	13.1.7 Pension Plans	65
	13.1.8 Judgments	65
	13.1.9 Guaranty;	65
	13.1.10 Invalidity of Collateral Documents, etc	65
	13.1.11 Invalidity of Subordination Provisions, Subordinated Debt	65
	13.1.12 Change of Control	65

	13.1.13 Material Adverse Effect	66
13.2	Effect of Event of Default	66

SECTION 14	THE AGENTS	66

14.1	Appointment and Authorization	66
14.2	Issuing Lender	67
14.3	Delegation of Duties	67
14.4	Exculpation of Administrative Agent	67
14.5	Reliance by Administrative Agent	67
14.6	Notice of Default	68
14.7	Credit Decision	68
14.8	Indemnification	69
14.9	Collateral Matters	69
14.10	Administrative Agent in Individual Capacity	69
14.11	Successor Administrative Agent	70
14.12	Administrative Agent May File Proofs of Claim	70
14.13	Other Agents; Arrangers and Managers	71

SECTION 15	GENERAL	71

15.1	Waiver; Amendments	71
15.2	Confirmations	72
15.3	Notices	72
15.4	Computations	72
15.5	Costs, Expenses and Taxes	73
15.6	Assignments; Participations	73
	15.6.1 Assignments	73
	15.6.2 Participations	74
15.7	Register	75
15.8	GOVERNING LAW	75
15.9	Confidentiality	75
15.10	Severability	76
15.11	Nature of Remedies	76
15.12	Entire Agreement	76
15.13	Counterparts	77
15.14	Successors and Assigns	77
15.15	Captions	77
15.16	Customer Identification - USA Patriot Act Notice	77
15.17	INDEMNIFICATION BY THE COMPANY	77
15.18	Nonliability of Lenders	78
15.19	Termination	79
15.20	FORUM SELECTION AND CONSENT TO JURISDICTION	79
15.21	WAIVER OF JURY TRIAL	80
15.22	Statutory Notice - Insurance	80
15.23	Statutory Notice - Oral Commitments	81

v

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.1	Formation Information
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Lien
SCHEDULE 11.9	Investments
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT D	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F	Documents and Requirements List

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 1, 2007 (this “Agreement”), is entered into among CONCUR TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders.

A. The Company, Administrative Agent, and LaSalle as the sole lender thereto (the “Existing Lender”), entered into a Credit Agreement dated as of June 1, 2007 (as amended from time to time, the “Existing Loan Agreement”).

B. The Company, Administrative Agent and the Lenders desire to, and have agreed to, amend and restate the Existing Loan Agreement into this Agreement, and this Agreement is not a novation of the Existing Loan Agreement nor is it a release of any Lien granted by the Company or any Loan Party in favor of the Administrative Agent.

C. As a condition to the execution and delivery of this Agreement, the Administrative Agent, the Existing Lender and the Lenders have executed a Master Assignment and Acceptance Agreement, as acknowledged by the Company, of even date herewith, which such Master Assignment and Acceptance Agreement is and shall be effective simultaneously with the effectiveness of this Agreement.

D. The Lenders have agreed to make available to the Company a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty and Collateral Agreement.

Account or Accounts is defined in the UCC.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Acquisition Sub means Northstars Acquisition Corporation, a Delaware corporation.

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent Fee Letter means the fee letter dated as of the date hereof between the Company and the Administrative Agent and any other fee letter entered into between the Company and the Administrative Agent from time to time.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Rate Margin” or otherwise set forth in this definition, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” or otherwise set forth in this definition, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate,” (iv) the Documentary L/C Fee shall be the percentage set forth under the column “Documentary L/C Fee Rate,” and (v) the Standby L/C Fee shall be the percentage set forth under the column “Standby L/C Fee Rate”:

	Ratio of Total Funded Debt to EBITDA	Revolving Loans			Standby L/C Fee Rate, Documentary L/C Fee Rate
Level		Non-Use Fee Rate	LIBOR Rate Margin	Base Rate Margin
I	Greater than or equal to 2.00 to 1:00	0.30%	2.00%	0.50%	2.00%
II	Greater than or equal to 1.50 to 1:00 but less than 2.00 to 1.00	0.25%	1.75%	0.25%	1.75%
III	Less than 1.50 to 1:00	0.20%	1.50%	0.00%	1.50%

The LIBOR Rate Margin for Revolving Loans, the Base Rate Margin for Revolving Loans, the Non-Use Fee Rate, the Standby L/C Fee Rate, and the Documentary L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the earlier to occur of the Company providing or being required by this Agreement to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Rate Margin for Revolving Loans, the Base Rate Margin for Revolving Loans, the Non-Use Fee Rate, the Standby L/C Fee Rate, and the Documentary L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered by this Agreement until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the LIBOR Rate Margin for Revolving Loans, the Base Rate Margin for Revolving Loans, the Non-Use Fee Rate, the Standby L/C Fee Rate, and the Documentary L/C Fee Rate shall be determined by the then current Level; (b) no reduction to any LIBOR Rate Margin for Revolving Loans, the Base Rate Margin for Revolving Loans, the Non-Use Fee Rate, the Standby L/C Fee Rate, or the Documentary L/C Fee Rate shall become effective at any time when an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin with respect to Revolving Loans and Letters of Credit on the Closing Date shall be based on the Compliance Certificate provided at closing until the fifth (5th) Business Day after the earlier to occur of the Company providing or being required by this Agreement the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2007, provided, however, if, based on the Compliance Certificate for the Fiscal Quarter ending September 30, 2007 shows that the Certificate provided at Closing was inaccurate, then the correct Applicable Margins shall be retroactively put into effect beginning on the date of the Closing and such retroactive interest shall be deemed to be immediately due and owing from the Company.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function, (b) the sale or lease of inventory or obsolete or unneeded equipment, including, without limitation, any excess equipment, in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $500,000.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capitalized Rentals of any Person shall mean as of the date of any determination thereof, the amount at which the aggregate present value of future rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated or combined balance sheet of such Person in accordance with GAAP.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize and Cash Collateral means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation reasonably to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) investments listed on Schedule 11.10, (g) investments in money market funds managed by or sponsored by Administrative Agent or any of its Affiliates, and (h) other short term liquid investments approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

Change of Control means the occurrence of any of the following events: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 20% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) during any period of two consecutive years, the first such period commencing the day before the Closing Date, a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members; or (c) except for the Dormant Entities and except for the merger of any Wholly-Owned Subsidiary or any Dormant Entity with or into any other Wholly-Owned Subsidiary (if a Wholly-Owned Subsidiary is the surviving entity), any Subsidiary of the Company ceases to be a Wholly-Owned Subsidiary of the Company unless the assets of such Subsidiary are liquidated into a Wholly-Owned Subsidiary of the Company or such Subsidiary is merged into a Wholly-Owned Subsidiary of the Company. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Company who either (i) was a member of the Company’s Board of Directors at the beginning of such two year period and has been such continuously thereafter or (ii) became a member of such Board of Directors after the beginning of such two year period and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors at the beginning of such two year period or whose election or nomination for election was previously so approved.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral is defined in the Guaranty and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property and contains such other terms as may be reasonably required by Administrative Agent, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each Existing Loan Document which relates to the Collateral, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral or a Lien on any asset or property of any kind to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Concur Australia means Concur Technologies (Australia) Pty Ltd., an Australian corporation.

Concur Canada means Gelco Information Network Canada, Inc., an Ontario corporation.

Concur Hong Kong means Concur Technologies (Hong Kong) Ltd., a Hong Kong corporation.

Concur UK means, collectively, and individually, Concur Technologies (UK) Ltd., an English corporation, and Gelco Expense Management Limited.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions,

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness that is non-contingent and liquidated in amount or that should under GAAP be included in liabilities and not just as a footnote on a balance sheet, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases including, without duplication, Capitalized Rentals, which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, and (j) any Capital Securities or other equity instrument, whether or not mandatory redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Debt to be Repaid means Debt listed on Schedule 12.1.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dormant Entities means each of the following: (a) Concur Technologies Pty. Ltd. an Australian corporation; and (b) Captura Software International, Ltd., an English corporation.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (i) Interest Expense, (ii) income Tax expense, (iii) depreciation and amortization (including, non-cash charges relating to the amortization of intangible assets), and (iv) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R. “EBITDA” shall be restated for all relevant Computation Periods to exclude any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions and any extraordinary gains or losses (as defined under GAAP), and any gains or losses from discontinued operations, and any other unusual gains or losses if agreed to by the Company and the Administrative Agent. The parties hereto agree that for the Fiscal Quarter ending September 30, 2006, Gelco’s EBITDA (excluding the Excluded Gelco Assets and Liabilities) is $2,092,000 for the Fiscal Quarter ending December 31, 2006, Gelco’s EBITDA (excluding the Excluded Gelco Assets and Liabilities) is $2,403,000 for the Fiscal Quarter ending March 31, 2007, Gelco’s EBITDA (excluding the Excluded Gelco Assets and Liabilities) is $2,341,000 and for the Fiscal Quarter ending June 30, 2007, Gelco’s EBITDA (excluding the Excluded Gelco Assets and Liabilities) is $2,041,000.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excluded Gelco Assets and Liabilities means the membership interests of Gelco TMG, LLC, a Delaware limited liability company, and all assets owned by such entity and all liabilities of such entity, including, without limitation the business operated from time to time by Gelco TMG, LLC, a Delaware limited liability company.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Loan Documents means the “Loan Documents” as such term is defined in the Existing Loan Agreement, and includes, without limitation, each document and agreement specified therein, any other existing document or agreement granting, or purporting to grant, in favor of Administrative Agent, a Lien on any asset of the Company or any other Loan Party.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Month means a calendar month.

Fiscal Quarter means a calendar quarter.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on September 30 of each calendar year.

Foreign Entities means (i) each Concur UK entity, (ii) Concur Australia, (iii) Concur Canada, (iv) Concur Hong Kong, and (v) the Dormant Entities.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Gelco means H-G Holdings, Inc., a Delaware corporation.

Gelco Acquisition means the acquisition by the Company of all outstanding equity interests of Gelco.

Gelco Acquisition Documents means that certain Agreement and Plan of Merger by and among Gelco, the Company, Acquisition Sub, and Jupiter Partners L.P., dated as of June 27, 2007, together with all documents, agreements, certificates and opinions delivered in connection therewith from time to time.

Gelco Information Network means Gelco Information Network, Inc., a Minnesota corporation, which is an indirect Wholly-Owned Subsidiary of Gelco

Group - see Section 2.2.1.

Guarantor Obligations has the meaning set forth in the Guaranty and Collateral Agreement.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Company, together with any joinders thereto from time to time, and any other guaranty or guaranty and collateral agreement executed by a Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.17.

Insurance Proceeds means any insurance and/or condemnation proceeds payable as a consequence of damage to or destruction of any assets or other Collateral or Real Estate Collateral of the Company or any other Loan Party.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Inventory is defined in the Guaranty and Collateral Agreement.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for purposes of identifying the Persons entitled to share in the Collateral and the Real Estate Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, Guaranty and Collateral Agreement, the Collateral Documents, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Existing Loan Documents, and all documents, instruments and agreements delivered in connection with the foregoing from time to time.

Loan Party means the Company and each Subsidiary (including, without limitation, each Dormant Entity, Concur Australia, Concur Hong Kong, each Concur UK entity, Concur Canada, and each other Foreign Entity) and, after giving effect to the Gelco Acquisition and the execution and delivery by Gelco of that certain Joinder Agreement of even date herewith by and among the Company, Gelco and Administrative Agent, Gelco and each of its Subsidiaries including, without limitation, Concur Canada.

Loan or Loans means, as the context may require, Revolving Loans, and/or Swing Line Loans.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole or the prospective financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral and the Real Estate Collateral or any Loan Party, taken as a whole, or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party. On the Closing Date, after the closing of the Gelco Acquisition, there are no Mortgages.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a) with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b) with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions);

(c) with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees); and

(d) the aggregate cash proceeds received by any Loan Party with respect to Insurance Proceeds.

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, the Collateral Documents, and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

Paid in Full means (a) the payment in full in cash or same day funds and performance (to the extent performance was due prior to the date of such payment) of all Obligations and Guarantor Obligations (other than unasserted contingent indemnification obligations), (b) the termination of all Commitments, and (c) either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with this Agreement.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means:

(a) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment by (ii) the aggregate amount of Revolving Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (B) the principal amount of all outstanding Revolving Outstandings.

Real Estate Collateral is defined in the Guaranty and Collateral Agreement.

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 50.000000001% as determined pursuant to clause (b) of the definition of “Pro Rata Share”; provided, however, if there are two Lenders, then Required Lenders shall mean both Lenders.

Revolving Commitment means $70,000,000, as the foregoing amounts may also be reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Secondary Offering means the offering by the Company of its common stock to the general public.

Secondary Offering Documents means each document, agreement or certificate executed or delivered in connection with the Secondary Offering.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer, the chief legal officer, or the chief technology officer of such Loan Party.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Administrative Agent.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.

Subordination Agreements means all subordination agreements executed by a holder of subordinated debt in favor of the Administrative Agent and the Lenders from time to time after the Closing Date, including any subordination provisions contained in any Subordinated Debt Documents, in form and substance and on terms and conditions satisfactory to Administrative Agent.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Loan Commitment less Revolving Outstandings at such time.

Swing Line Commitment Amount means $5,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means LaSalle.

Swing Line Loan - see Section 2.2.4.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) September 27, 2012, or (b) such other date on which the Commitments terminate pursuant to SECTION 6 or SECTION 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

TMG Sale means the sale by Gelco Information Network, Inc. to Adesso Systems, Inc., a Delaware corporation of 100% of the membership interests in Gelco TMG, LLC, a Delaware limited liability company.

TMG Sale Documents means, (i) that certain Interest Purchase Agreement by and among Adesso Systems, Inc., a Delaware corporation, relating to the sale of all the membership interests in Gelco TMG, LLC, a Delaware limited liability company, and (ii) all, agreements, certificates, transitional service agreements, operating agreements, and other documents executed or delivered in connection therewith from time to time.

Total Funded Debt means, as to any Person, without duplication, (a) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding Operating Leases), (b) all payments in respect of item (a) above that were required to be made within one year from the date of any determination of Total Funded Debt, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (c) all Capitalized Rentals of such Person, (d) any and all other Debt for borrowed money (other than undrawn Letters of Credit), and (e) the face amount of all letters of credit (including, without limitation, Letters of Credit) on which the Company or any of its Subsidiaries is the account party, unless any such letters of credit (including, without limitation, Letters of Credit) and related fees are fully cash collateralized.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities for foreign Subsidiaries) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(h) Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP. All financial measurements contemplated hereunder respecting the Company shall be made and calculated for the Company on a consolidated basis in accordance with GAAP unless expressly provided otherwise herein.

(i) This Agreement amends and restates the Existing Loan Agreement and does not extinguish the obligations for the payment of money outstanding under the Existing Loan Agreement or the Existing Loan Documents, or discharge or release the Obligations under, and as defined in, the Existing Loan Agreement or extinguish or affect the Lien or priority of Administrative Agent’s lien in the Collateral or extinguish or affect any Collateral Document, including any Existing Loan Document. Nothing contained herein shall be construed as a substitution or novation of the Obligations outstanding under, and as defined in, the Existing Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party under the Existing Loan Agreement, any Existing Loan Document or any other Loan Document. Each Existing Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

(j) The Company hereby unconditionally reaffirms, covenants, represents, warrants, acknowledges and confirms that (i) to the Company’s knowledge, the Company has no defenses to its obligations under the Existing Loan Agreement, the Existing Loan Documents, this Agreement, or the other Loan Documents arising out of or relating to any facts or circumstances existing on or before the date hereof, (ii) as of the date hereof, to the Company’s knowledge, the Company has no claim against Administrative Agent, any Existing Lender or any Lender arising from or in connection with the Existing Loan Agreement, the Existing Loan Documents, this Agreement or the other Loan Documents, and any and all claims known to the Company, are waived, released and discharged (the foregoing is not intended to waive any manifest errors in the Administrative Agent’s or any Lender’s records with respect to the Obligations), (iii) each of the Existing Loan Documents (to the extent not replaced by the Loan Documents) and each of the Loan Documents is hereby reaffirmed without qualification and is and remains in full force and effect except that on and after the Closing Date all references in any such Loan Document to “the Loan Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Loan Agreement shall mean the Existing Loan Agreement as amended and restated by and into this Agreement and therefore this Agreement, and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that the enforceability thereof against the Company may be limited by bankruptcy, insolvency or other laws affecting the enforceability of creditors rights generally or by equity principles of general application, and (iv) the Liens granted by the Company in favor of the Administrative Agent under the Collateral Documents and the other Loan Documents secure all the Obligations, are perfected, continue in full force and effect, and have the same priority as before this Agreement, and the Company confirms and agrees that to the extent that any such Loan Document purports to grant, assign or pledge to the Administrative Agent a security interest in or Lien on, any Collateral as security for the Obligations and that such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects, and the Company hereby reaffirms and grants a Lien in favor of Administrative Agent on all of its Collateral.

(k) Appointment as Documentation Agent. Administrative Agent, with the consent of the Company, may give a Lender the title “Documentation Agent” under this Agreement and Loan Documents. Nothing contained in the foregoing sentence, shall give any such Lender any additional rights or obligations under this Agreement or the Loan Documents.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Loan Commitment. Each Lender with a Revolving Loan Commitment severally, but not jointly, agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Commitment (less the amount of any Swing Line Loans outstanding at such time). Revolving Loans made by the Lenders may be repaid and, subject to the limitation, terms and conditions hereof, borrowed again up to, but not including the Termination Date, and up to and including the Revolving Loan Commitment, unless the Revolving Loans are accelerated as provided in this Agreement, or the Revolving Loan Commitment is terminated as provided in this Agreement.

2.1.2 L/C Commitment. Subject to Section 2.3.1 and the other terms and provisions of this Agreement, the Issuing Lender agrees to issue letters of credit (standby, documentary and trade), in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $2,500,000 and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Commitment (less the amount of any Swing Line Loans outstanding at such time).

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than six (6) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing (2:00 P.M., Chicago time, if such borrowing is a Swing Line Loan), and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least two Business Days (but if there is more than one Lender, then such time period shall be three Business Days) prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.

Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in SECTION 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $25,000 and an integral multiple of $25,000, and each LIBOR borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of at least $500,000.

2.2.3 Conversion and Continuation Procedures.

(a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $500,000 a higher integral multiple of $500,000) into Loans of the other type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $500,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $500,000 and an integral multiple of $500,000. A LIBOR Loan shall automatically renew for the Interest Period specified in the initial notice received by the Administrative Agent pursuant to this Agreement at the end current LIBOR Period unless as specified above the Company, pursuant to a subsequent notice received by the Administrative Agent, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Base Rate Loan.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least at least two Business Days (but if there is more than one Lender, then such time period shall be three Business Days) prior to the proposed date of such conversion or continuation, specifying in each case:

(i) the proposed date of conversion or continuation;

(ii) the aggregate amount of Loans to be converted or continued;

(iii) the type of Loans resulting from the proposed conversion or continuation; and

(iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into a new LIBOR Loan effective on the last day of such Interest Period for the same Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4 Swing Line Facility.

(a) The Swing Line Facility will be applicable only if there are two or more Lenders. The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner Paid in Full.

(c) The Swing Line Lender, at any time and from time to time, but no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

(f) Notwithstanding anything contained herein to the contrary, if there is only one Lender, then the Swingline Commitment shall not be effective and the provisions contained in this Agreement regarding Swingline Loans shall not be applicable.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. The Company shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized or the Letter of Credit Issuer and the Administrative Agent waive the requirement for Cash Collateral)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in SECTION 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control so long as this Agreement is in effect. To the extent any defaults contained in any Master Letter of Credit Agreement or any L/C Application are more restrictive than the Events of Default contained herein, the Events of Default herein shall control so long as this Agreement is in effect.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Loan Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations.

(a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with this Agreement, or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Loan Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4 Increase in Commitments.

2.4.1 The Company may, at its option at any time and from time to time before the Termination Date, on no more than four occasions in the aggregate before the Termination Date, seek to increase the Revolving Commitment by up to an aggregate additional amount not exceeding Fifty Million Dollars ($50,000,000.00)

(which, if the full increase occurs, will increase the total Revolving Commitment to One Hundred Twenty Million Dollars ($120,000,000)) upon written notice to the Administrative Agent, which notice shall specify the amount of any such incremental increase (which shall not be less than Ten Million Dollars ($10,000,000.00)), and shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing.

2.4.2 The Administrative Agent, subject to the consent of the Company, which shall not be unreasonably withheld, may allocate the incremental increase (which may be declined by any Lender in its sole discretion) in the Revolving Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Company which have expressed a desire to accept the increase in the Revolving Commitment. The Administrative Agent will then notify each existing and potentially new Lender of such revised allocations of the Revolving Commitment, including the desired increase, together with information supplied by the Company regarding the need for such proposed increase and the fees and interest rates associated therewith.

2.4.3 No increase in the Revolving Commitment shall become effective until each of the existing Lenders and each of the new Lenders extending such incremental Revolving Commitment increase and the Company shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Revolving Commitment increase and any such new Lender states the amount of its Revolving Commitment and in each case agrees to assume and accept the obligations and rights of a Lender hereunder, and the Company accepts such new or increased commitments, as the case may be. Each existing Lender and each new Lender shall notify the Administrative Agent within 30 days of its proposed allocation if it accepts such allocation; if it does not notify the Administrative Agent within such 30 day period, such existing Lender or new Lender shall be deemed to have rejected such proposed allocation. After giving effect to such increase in the Revolving Commitment, all Loans and all such other credit exposure shall be held by the Lenders in proportion to their respective Commitments, as revised to accommodate the increase in the Revolving Commitment. Upon any increase in the Revolving Commitment pursuant to this Section, the Company shall pay Administrative Agent for the ratable benefit of only the Lenders (including any new Lender) whose Revolving Commitment is increased an upfront fee equal in an amount equal to what is mutually agreed to among the Administrative Agent, the Company, and the Lenders whose Revolving Commitments are increased. Only the consent of the Company, the Administrative Agent and the Lenders participating in such increase are required to consent to such increase and any amendments to this Agreement and the other Loan Documents necessary to effectuate any such increase.

2.4.4 Upon completion of the transactions described in this Section, Annex A to this Agreement shall be deemed to be revised to reflect such transactions, and the Administrative Agent shall distribute a revised Annex A to the Issuing Lender, each Lender and the Company.

2.5 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6 Certain Conditions. Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Loan Commitment.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is Paid in Full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES.

5.1 Closing Fee. The Company agrees to pay to LaSalle such fees as may be set forth in the fee letter by and between LaSalle and the Company dated as of the Closing Date.

5.2 Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.3 Letter of Credit Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fees shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

5.4 Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1 Reduction or Termination of the Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than $2,500,000 or a higher integral multiple of $2,500,000. Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $25,000 or a higher integral multiple of $25,000 with respect to Base Rate Loans, and in an amount equal to $500,000 or a higher integral multiple of $500,000 with respect to LIBOR Loans.

6.2.2 Mandatory Prepayments.

(a) The Company shall make a prepayment of the Revolving Loans (applied as set forth in Section 6.3.1) until Paid in Full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”) unless an Event of Default or Unmatured Event of Default is then existing, in which case the provisions of this Agreement shall be applicable:

(i) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 50% of such Net Cash Proceeds.

(iii) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 50% of such Net Cash Proceeds.

(iv) Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Insurance Proceeds the amount of any such Net Cash Proceeds in excess of $250,000 in the aggregate per calendar year.

(b) If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c) If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1.1 the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of Prepayments.

6.3.1 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $25,000 or a higher integral multiple of $25,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments.

6.4.1 Revolving Loans. The Revolving Loans of each Lender shall be Paid in full and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender from the Company, any Loan Party, or as proceeds from the sale of, or other realization upon, all or any part of the Collateral and the Real Estate Collateral or their other assets shall be applied as the Administrative Agent shall determine in its discretion unless otherwise set forth in the Guaranty and Collateral Agreement. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Company agrees for itself and each other Loan Party that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company, for itself and each other Loan Party, agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company and each other Loan Party then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence reasonably satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W 8BEN, W 8ECI, or W 8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W 8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W 8BEN, W 8ECI, or W 8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W 9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii) The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to SECTION 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) and which such demand shall be made only if demand is also being made to such Lender’s similarly situated customers, the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) and which such demand shall be made only if demand is also being made to such Lender’s similarly situated customers, the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:

(a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full in cash or same day funds, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full in cash or same day funds, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders for itself and each Loan Party that (and each Schedule noted below shall give effect to closing of the Gelco Acquisition):

9.1 Organization; Locations of Executive Office; FEIN. Each Loan Party (other than Dormant Entities) is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. On the date hereof, Schedule 9.1 sets forth (a) the Company’s and each other Loan Party’s jurisdiction of organization, (b) the location of the Company’s and each other Loan Party’s chief executive office, (c) the Company’s and each other Loan Party’s exact legal name as it appears on its organizational documents, (d) the Company’s and each other Loan Party’s organizational identification number (to the extent the Company’s and each other Loan Party’s is organized in a jurisdiction which assigns such numbers), and (e) the Company’s and each other Loan Party’s federal employer identification number.

9.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute, deliver and perform each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party, each Loan Party is duly authorized to perform its Obligations under each Gelco Acquisition Document to which it is a party, and each Loan Party is duly authorized to perform its Obligations under each Secondary Offering Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, and the execution, delivery and performance by each Loan Party of each of the Gelco Acquisition

Documents and each Secondary Offering Document to which it is a party, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party.

9.3 Validity and Binding Nature. Each of this Agreement, each other Loan Document, each of the Gelco Acquisition Documents, and each of the Secondary Offering Documents to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at Company’s 2005 and 2006 Fiscal Year ends and the unaudited consolidated financial statements of the Company and the Subsidiaries as of June 30, 2007, copies of each of which have been delivered to Administrative Agent, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and normal year end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended. The audited consolidated financial statements of Gelco and its Subsidiaries as of December 31, 2005 and December 31, 2006, and the unaudited consolidated financial statements of Gelco and its Subsidiaries as of June 30, 2007 copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Gelco and its Subsidiaries (with respect to the unaudited financial statements, excluding the Excluded Gelco Assets and Liabilities) as at such dates and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since September 30, 2006, there has been no material adverse change in the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole or the prospective financial condition, operations, assets, business, or properties of the Loan Parties, including, without limitation, Gelco and its Subsidiaries, taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any Contingent Liabilities which could reasonably be expected to have a Material Adverse Effect.

9.7 Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to, or holds valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except Permitted Liens. There are no financing statements, mortgages or similar documents executed by the Company or any other Loan Party or of public record against the Company or any other Loan Party, except with respect to Permitted Liens.

9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and (except with respect to the Company) free and clear of all Liens (other than those in favor of Administrative Agent from time to time), and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company and is set forth on Schedule 9.8. The Company has no Subsidiaries that are not Wholly-Owned Subsidiaries. As of the Closing Date, except as set forth on Schedule 9.8 and except for employee or director stock option programs, employee stock purchase plans, benefit plans, and restricted stock programs, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9 Pension Plans.

(a) No Loan Party has failed to pay any Unfunded Liability within the time periods required by law or required by any written agreement between any Loan Party and any governmental authority. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law which if not so made could reasonably be expected to have a Material Adverse Effect; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, which, in any such case, could reasonably be expected to have a Material Adverse Effect, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Public Utility Holding Company Act. No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes. Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or which do not exceed $250,000 in the aggregate at any time. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, on a consolidated basis, (a) the fair value of their collective assets is greater than the amount of their collective liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of their collective assets is not less than the amount that will be required to pay the probable liability on their collective debts as they become absolute and matured, (c) they are able to realize upon their collective assets and pay their collective debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their collective ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their collective property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and its properties are insured with financially sound and reputable insurance companies with at least an “A” rating by Best’s Rating Services which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property. Except as set forth in Schedule 9.17, no Person is a lessee, tenant or licensee of any real property owned by any Loan Party. None of the Real Estate Collateral is subject to any restriction, zoning restrictions or recorded restrictions, that would materially reduce the value of such Real Estate Collateral or materially impair or restrict the use of all of the Real Estate Collateral as a commercial or industrial site.

9.18 Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19 Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which such infringement could reasonably be expected to have a Material Adverse Effect.

9.20 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

9.21 Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Company, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23 Dormant Entities. None of the Dormant Entities (i) have or hold any assets of any kind or nature other than the Capital Securities of another Dormant Entity, (ii) have any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (iii) have any operations or employees. The complete and accurate legal name and state of formation of each Dormant Entity is fully, completely and accurately listed in the definition of “Dormant Entity.”

9.24 Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders. Except with respect to the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder), all Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt.

9.25 Secondary Offering. The Secondary Offering has been completed in compliance with all applicable laws, rules and regulations, and the proceeds thereof were received by the Company and were no less than $105,000,000 in cash (after deducting any reasonable and customary fees and expenses associated therewith).

9.26 TMG Sale. The TMG Sale has closed in accordance with all applicable laws, rules and regulations, and the proceeds thereof were received by Gelco Information Network in the form of a promissory note, which note has either been distributed to the sellers of Gelco and excluded from any balance sheet adjustments under the Gelco Acquisition Documents or if such note is paid in full prior to closing and some or all of the proceeds are not distributed to the owners of Gelco, then any such proceeds remaining in Gelco or Gelco Information Network would be included as a part of the balance sheet adjustments under the Gelco Acquisition Documents.

9.27 No Negative Pledges. Except as set forth herein, no Loan Party is a party to or bound by any contract, capital lease, operating lease, note, bond, indenture, deed, mortgage, deed of trust, security agreement, pledge, hypothecation agreement, assignment, or other agreement or undertaking, or any security, which prohibits the creation or existence of any Lien or security interest upon or assignment or conveyance of any of the Collateral, any of the Real Estate Collateral or any other asset (regardless of type or nature) of any Loan Party,

SECTION 10 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries, that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent:

10.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets, statement of stockholders equity, and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without qualification, including without adverse reference to going concern value, by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent.

10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (including the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such

Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.13, all cash and noncash components of EBITDA (in accordance with the definition thereof) and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and (ii) except for the fourth Fiscal Quarter of each Fiscal Year, a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations.

10.1.4 Notice of Default, Litigation and ERISA Matters. Promptly, but in no event later than three Business Days after a Senior Officer becomes aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any notice of cancellation (unless renewed prior to the cancellation) or actual cancellation or material change in any insurance maintained by any Loan Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

10.1.5 Projections. As soon as practicable, and in any event not later than 30 days prior the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries on a consolidated basis for such Fiscal Year and the next ensuing Fiscal Year (including Fiscal Quarter operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.6 Other Information. Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.1.7 Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.8 Notice of Claims under the Gelco Acquisition Documents or the TMG Sale Documents. Promptly upon becoming aware of any material breach of any representation, warranty or covenant by any party to the Gelco Acquisition Documents or the TMG Sale Documents, written notice to the Administrative Agent describing the same and the steps being taken by the Company with respect thereto.

10.1.9 Schedule 9.1.

Updates to Schedule 9.1 as requested by Administrative Agent from time to time.

10.2 Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof with, if no Event of Default has occurred and is continuing a representative of the Company present), and to examine and to photocopy extracts from (and, if an Event of Default has occurred and is continuing, such photocopies being at the expense of the Loan Parties,) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the tangible assets of the Loan Parties, to perform appraisals of the assets of the Loan Parties, and to inspect, examine, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to their assets. All such inspections or examinations by the Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or examinations more frequently than once each Fiscal Year.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted, and except where the failure to do so could reasonably be expected to have a Material Adverse Effect.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance, and naming the Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 10 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent. Upon the request of the Administrative Agent, the Company shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Company. Administrative Agent is authorized, but not obligated, as the attorney-in-fact for the Company, and every other Loan Party, prior to the occurrence of an Event of Default, with the Company’s consent (which consent shall not be unreasonably withheld), and upon the occurrence and during the continuance of an Event of Default, without the Company’s or any other Loan Party’s consent, (i) to adjust and compromise proceeds payable under such policies of insurance, (ii) to collect, receive and give receipts for such proceeds in the name of the Company or any other Loan Party and Administrative Agent, and (iii) to endorse the Company’s or any other Loan Party’s name upon any instrument in payment thereof. Such power granted to Administrative Agent shall be deemed coupled with an interest and shall be irrevocable (until all of the Obligations are fully and indefeasibly Paid in Full). The Company shall or shall cause any other Loan Party Person upon request of Administrative Agent at any time to furnish to Administrative Agent updated evidence of insurance.

10.4 Compliance with Laws; OFAC/BSA Provision; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply, in all respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any asset of the Company or any other Loan Party, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of any asset of the Company or any other Loan Party to satisfy such claim.

(b) Pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of the Collateral or any of the Real Estate Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral or on any of the Real Estate Collateral or any other asset of the Company or any other Loan Party, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of any Collateral or any portion of the Real Estate Collateral or other assets of the Company or any other Loan Party to satisfy such claim; provided further, however, that if the amount of any such tax, charge or claim exceeds $250,000 unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent cash collateral which in Administrative Agent’s judgment must be adequate to pay and discharge each such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay or to cause such Loan Party to pay).

10.5 Maintenance of Existence, etc. Except for the Dormant Entities, maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (in each such case, other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely to pay Debt to be Repaid, for working capital purposes, for the Gelco Acquisition, for Acquisitions (to the extent permitted hereunder), redemptions of the Company’s Capital Securities permitted hereunder, dividends and distributions made or paid with respect to the Company’s Capital Securities permitted hereunder, for Capital Expenditures and for working capital and other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets to the extent noncompliance could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance at any real property of any Loan Party (whether owned or leased). The Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating, to the Company’s knowledge, in compliance with Environmental Laws.

10.9 Collateral Access Agreements.

10.9.1 Unless waived by Administrative Agent in its sole discretion, the Company shall, and shall cause each other Loan Party, to use it reasonable best efforts, within 60 days following the Closing Date, to deliver a Collateral Access Agreement from the landlord of each location identified on Exhibit G attached hereto waiving any such landlord’s Lien in respect of personal property kept at the premises subject to such lease, permitting access to the location by the Administrative Agent and its agents and containing such other terms and provisions as may be required by the Administrative Agent, provided, however, the failure to deliver any such Collateral Access Agreement shall not be an Event of Default hereunder unless the Company and each Loan Party fails to use its reasonable best efforts to obtain such Collateral Access Agreement.

10.9.2 Unless waived by Administrative Agent in its sole discretion, after the date hereof, for any location with more than $250,000 of Collateral, the Company shall, and shall cause each other Loan Party, to use its reasonable best efforts to promptly deliver a Collateral Access Agreement from the landlord of each location other than those identified on Exhibit G attached hereto waiving any such landlord’s Lien in respect of personal property kept at the premises subject to such lease, and in the case of any mortgaged real property, a waiver from the mortgagee thereof waiving any Lien in respect of personal property kept at the premises subject to such Mortgage, permitting access to the location by the Administrative Agent and its agents and containing such other terms and provisions as may be required by the Administrative Agent, provided, however, the failure to deliver any such Collateral Access Agreement shall not be an Event of Default hereunder unless the Company and each Loan Party fails to use its reasonable best efforts to obtain such Collateral Access Agreement.

10.10 Stock Certificates of certain Foreign Entities.

If not delivered at Closing, deliver, or cause to be delivered, within 30 days following the Closing Date, original duly issued stock certificates evidencing 65% of the Capital Securities of each of Concur Australia, Concur Canada, and each Concur UK entity (in each case, together with stock powers for each certificate duly executed in blank).

10.11 UCC Filing. If not delivered at Closing, use its reasonable best efforts to cause to be delivered, within 30 days following the Closing Date, an amendment to UCC File No. 200610817733 filed with the Washington Department of Licensing against the Company, as debtor, and Secap Finance, as creditor, to limit the collateral description to a description that is reasonably acceptable to the Administrative Agent.

10.12 Merger. On the Closing Date, Acquisition Sub shall be merged with and into Gelco, and Gelco shall be the surviving entity. Within 3 Business Days following the Closing Date, the Company shall provide a file-stamped copy of the merger agreement between Acquisition Sub and Gelco.

10.13 Gelco Joinder. Immediately following the closing of the Gelco Acquisition on the Closing Date, take and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request to ensure that Gelco and each of its domestic Subsidiaries guaranty all of the Obligations and all of the Obligations are secured by a first priority perfected Lien (subject to Permitted Liens) on substantially all of the assets of Gelco and each domestic Subsidiary (as well as all Capital

Securities of each domestic Subsidiary of Gelco and 65% of all Capital Securities of each foreign Subsidiary of Gelco and guaranteed by each domestic Subsidiary of Gelco), including (a) the execution and delivery of joinder agreements, guaranties, security agreements, pledge agreements, Mortgages, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

10.14 Further Assurances. Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien (subject to Permitted Liens) on substantially all of the assets of the Company and each domestic Subsidiary (as well as all Capital Securities of each domestic Subsidiary and 65% of all Capital Securities of each direct foreign Subsidiary (other than the Dormant Entities and Concur Hong Kong) and guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), including (a) the execution and delivery of guaranties, security agreements, pledge agreements, Mortgages, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; provided, however, neither the Dormant Entities, Concur Australia, Concur UK, Concur Hong Kong nor Concur Canada shall be required to guaranty the Obligations or grant a Lien on their respective Assets.

SECTION 11 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1 Debt. Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $1,000,000;

(c) Debt of the Company to any Wholly-Owned Subsidiary or Debt of any Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that, upon the reasonable request of Administrative Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased in excess of the amount set forth on such Schedule;

(e) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder);

(f) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.4;

(g) Contingent Liabilities listed on Schedule 11.1;

(h) Guaranties by the Company and/or its Subsidiaries in respect of Debt of the Company or its domestic Subsidiaries permitted by this Section 11.1;

(i) Hedging Obligations approved by the Administrative Agent, incurred in favor of Administrative Agent, any Lender or any of their Affiliates for bona fide hedging purposes and not for speculation; and

(j) Debt owing to any trust created under a supplemental executive retirement program of the Company.

11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA)) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Closing Date;

(d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g) Liens granted to the Issuing Lender or Administrative Agent under or in connection with any Master Letter of Credit Agreement or any L/C Application or any cash collateral delivered to Administrative Agent or the Issuing Lender in connection therewith;

(h) Liens in favor of landlords of real property on funds deposited with such landlords as security and other deposits in the ordinary course of business pursuant to the applicable leases; and

(i) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

11.3 Restricted Payments. If an Event of Default or Unmatured Event of Default exists, or if an Event of Default or Unmatured Event of Default is reasonably likely to occur from the making any of the following, not, and not permit any other Loan Party to, (a) make any distribution or pay any dividend to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, prior to its stated maturity or amortization schedule (in each case as such amortization schedule exists on the date hereof) unless specifically permitted by the applicable Subordination Agreement, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing any Subsidiary may at any time pay dividends or make other distributions to the Company.

11.4 Mergers, Consolidations, Sales. Not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or Acquisition, (b) sell, transfer, convey or lease all or any substantial or material part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory, excess equipment, and obsolete equipment in the ordinary course of business, (c) sell, transfer or assign any portion of the Real Estate Collateral unless the Net Cash Proceeds received therefrom are applied to the Obligations as set forth in this Agreement and the Guaranty and Collateral Agreement, or (d) sell or assign with or without recourse any Accounts, trademarks, patents, or source codes to any software, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or a domestic Wholly-Owned Subsidiary if the Company or such domestic Wholly-Owned Subsidiary is the surviving entity; (ii) any such purchase or other acquisition by the Company of the assets or Capital Securities of any Wholly-Owned Subsidiary; (iii) the Gelco Acquisition; and (iv) any Acquisition by the Company where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties or businesses reasonably related thereto;

(B) at the time of the consummation of such Acquisition, the Administrative Agent shall have received certificate from a Senior Officer certifying that immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist or is reasonably likely to occur as a result of such Acquisition together with a pro forma Compliance Certificate for the next two consecutive fiscal quarters (including the fiscal quarter in which the Acquisition occurs);

(C) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(D) prior to such Acquisition, the Administrative Agent shall have received current drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens on the assets or business to be acquired, and promptly after the closing of such Acquisition fully-executed and complete copies of all such documents;

(E) for each Acquisition, not less than ten Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), Uniform Commercial Code, tax and judgment searches from the appropriate jurisdictions, the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto and the delivery of a pro-forma consolidated balance sheet and income statement adjusted after giving effect to the consummation of the proposed Acquisition;

(F) simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity) or the Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) executes and delivers to Administrative Agent (a) such documents, and other agreement, necessary to grant to Administrative Agent for the benefit of the Lenders a first priority Lien (subject to Permitted Liens) in all of the assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance satisfactory to Administrative Agent and (b) an unlimited guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations and (c) a collateral assignment by the Loan Party of rights in favor of Administrative Agent with respect to the Acquisition Documents for such Acquisition (consented to by the seller in such Acquisition) and the Administrative Agent and the Lenders shall be permitted to rely on the legal opinions delivered by such Loan Party in connection with such Acquisition;

(G) if the Acquisition is structured as a merger, the Company or a Grantor (as such term is defined in the Guaranty and Collateral Agreement) is the surviving entity;

(H) the provisions of Section 10.14 have been satisfied; and

(I) the aggregate consideration to be paid by the Loan Parties (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, the fair market value of any non-cash consideration, and any earn-outs or deferred purchase price payments to be calculated in accordance with GAAP) in connection with such Acquisition (or any series of related Acquisitions), together with all fees and expenses incurred in connection with such acquisition does not exceed $25,000,000 per calendar year for all Acquisitions during such calendar year.

11.5 Modification of Organizational Documents; Name; State of Formation. Except with respect to the Dormant Entities if such entities are liquidated or merged into another Loan Party, not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; except with respect to the Dormant Entities if such entities are liquidated or merged into another Loan Party or if any domestic Wholly-Owned Subsidiary is merged into the Company or another domestic Wholly-Owned Subsidiary and the Company (if the Company’s state of formation and name remain unchanged) is the surviving entity or such other domestic Wholly-Owned Subsidiary (if such Wholly-Owned domestic Subsidiary’s state of formation and name remain unchanged) is the surviving entity, not change, or allow any Loan Party to change, its name or state of formation or its organizational form.

11.6 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are materially less favorable than are reasonably obtainable from any Person which is not one of its Affiliates and excluding any employment agreements with any officers and directors of any Loan Party to the extent approved by the Board of Directors of such Loan Party and disclosed by the Company in accordance with all applicable public reporting laws, rules, and regulations.

11.7 Inconsistent Agreements. Not, and not permit any other Loan Party to, enter into, or be a party to, any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, and Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.8 Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, restricted stock program, employee stock purchase plan, or a public offering or private placement made in compliance with all applicable laws, rules and regulations, and (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.3.

11.9 Investments. Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by the Company to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations as required by this Agreement;

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) bank deposits in the ordinary course of business;

(e) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(f) Investments listed on Schedule 11.9 as of the Closing Date, which, unless an Event of Default shall have occurred and be continuing, such Investments need not be pledge to the Administrative Agent; and

(g) Other Investments in third parties up to $10,000,000 in the aggregate outstanding at any time if and only if the Administrative Agent has a first priority perfected Lien on each such Investment.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.10 Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under, any material agreement to which any Loan Party is a party, if, in any case, such amendment, modification or waiver could reasonably be expected to be materially adverse to the interests of the Lenders or be materially adverse to the Company at the time of any such amendment, modification or waiver; not amend or otherwise modify, or waive any rights under, any Subordinated Debt Document without the prior written consent of the Administrative Agent.

11.11 Dormant Entities. Not allow or permit any Dormant Entity to (i) have or hold any assets of any kind or nature other than the Capital Securities of another Loan Party, (ii) have or incur any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (iii) have any operations or employees.

11.12 Fiscal Year. Not change its Fiscal Months from a calendar month, Fiscal Quarters from a calendar year, or Fiscal Years from a year ending September 30.

11.13 Financial Covenants.

11.13.1 Total Funded Debt to EBITDA Ratio. Not permit, as of the last day of any Fiscal Quarter, the ratio of Total Funded Debt to EBITDA for the Computation Period ended on the last day of such Fiscal Quarter, to exceed the applicable ratio set forth below:

Computation Period Ending	Ratio of Total Funded Debt to EBITDA
Last day of each Fiscal Quarter	2.25 to 1.00

11.13.2 Interest Coverage Ratio. Not permit, as of the last day of any Fiscal Quarter, the ratio of (A) (i) EBITDA minus (ii) cash income Taxes expense minus (iii) cash dividends and cash distributions made or paid on the Company’s Capital Securities, minus (iv) depreciation and amortization, for the Computation Period ended on the last day of such Fiscal Quarter, to (B) cash Interest Expense for the Computation Period ended on the last day of such Fiscal Quarter, to be less than the applicable ratio set forth below:

Computation Period Ending	Interest Coverage Ratio
Last day of each Fiscal Quarter	3.00 to 1.00

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Administrative Agent shall have received all of the following, and if applicable, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Financial Statements. (a) Lenders shall have received the following and determined to their satisfaction that, (i) the audited consolidated financial statements for the Company and its Subsidiaries for Fiscal Years 2004, 2005 and 2006, and for Gelco and its Subsidiaries for the fiscal years ending December 31, 2005 and December 31, 2006, (ii) the unaudited comparable interim consolidated financial statements for the Company and its Subsidiaries for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above through June 30, 2007, (iii) the unaudited comparable interim consolidated financial statements for Gelco and its Subsidiaries, but excluding the Excluded Assets, for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above through June 30, 2007, and (iv) the projections of the Company’s and its Subsidiaries’ consolidated financial condition (income statements, balance sheets and cash flow statements) and results of operations, on a Fiscal Quarter basis for the remainder of Fiscal Year 2007, and for Fiscal Years, 2008, 2009, 2010, 2011 and 2012, as furnished to Administrative Agent and other information furnished to Administrative Agent by the Company after giving effect to the consummation of the Gelco Acquisition and the financings contemplated hereby as if such transactions had occurred on such date, are consistent in all material respects with the sources and uses of cash as previously described to the Lenders and, (a) for the periods ended on or before the Closing Date, fairly and accurately reflect the business and financial condition of the Company and its Subsidiaries, their cash flows and the results of their operations for such periods in accordance with GAAP, and (b) for the periods that will end after the Closing Date, fairly and accurately forecast the business and financial condition of the Company and its Subsidiaries cash flows, and the results of their operations for such periods in accordance with GAAP.

(b) The Administrative Agent and the Lenders shall have received and be satisfied with a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of the end of and for the four-fiscal quarter period most recently ended, after giving effect to the Gelco Acquisition (excluding in all cases the Excluded Gelco Assets and Liabilities) as if the Gelco Acquisition had occurred as of the end of such period and the financings contemplated hereby had funded (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which shall be, as determined by

Administrative Agent, consistent in all material respects with the sources and uses of cash for the Gelco Acquisition previously delivered to Administrative Agent and the Required Lenders and the projections previously provided to Administrative Agent and the Required Lenders.

12.1.2 Minimum EBITDA. The Company shall certify to the Administrative Agent and the Lenders that the Company, on a pro forma basis after giving effect to the funding of the Loans on the Closing Date and the consummation of the closing of the Gelco Acquisition (excluding in all cases the Excluded Gelco Assets and Liabilities), shall have consolidated EBITDA for the 12 month period ended June 30, 2007 (calculated in a manner consistent with the financial statements and projections delivered to the Administrative Agent prior to the date hereof, but without giving effect to any adjustments not made in accordance with Regulation S-X promulgated by the Securities and Exchange Commission), of not less than $37,000,000.

12.1.3 Revolving Outstandings. The Company shall certify to the Administrative Agent and the Lenders that after giving effect to the funding of the Loans on the Closing Date and the consummation of the closing of the Gelco Acquisition, and the payment of all fees, costs and expenses incurred in connection therewith and reasonably anticipated to be incurred in connection therewith, or, without duplication, the reserve for all such fees, costs and expenses, the Revolving Outstandings shall not be greater than $60,000,000.

12.1.4 Pro Forma Covenant Compliance. The Company shall certify to the Administrative Agent and the Lenders that after giving effect to the funding of the Loans on the Closing Date and the consummation of the closing of the Gelco Acquisition, and the payment of all fees, costs and expenses incurred in connection therewith and reasonably anticipated to be incurred in connection therewith, or, without duplication, the reserve for all such fees, costs and expenses, based upon the Fiscal Quarter ending June 30, 2007, the Company shall be in compliance with all covenants contained in Section 11.13 for the first compliance period stated therein.

12.1.5 Leverage. The Company shall certify to the Administrative Agent and the Lenders that after giving effect to the funding of the Loans on the Closing Date and the consummation of the closing of the Gelco Acquisition, and the payment of all fees, costs and expenses incurred in connection therewith and reasonably anticipated to be incurred in connection therewith, or, without duplication, the reserve for all such fees, costs and expenses, based upon the Fiscal Quarter ending June 30, 2007, the ratio of Total Funded Debt to EBITDA shall be no greater than 2.0 to 1.0.

12.1.6 Proceeds of Secondary Offering. The Company shall have received in cash no less than $105,000,000 (after deducting any reasonable and customary fees and expenses associated therewith) from the Secondary Offering.

12.1.7 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents (other than post-closing Collateral Access Agreements, if any) and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the Loan Documents and the Gelco Acquisition Documents and the documents referred to in this Section.

12.1.8 Notes. A Note for each Lender requesting a Note.

12.1.9 Authorization Documents. For each Loan Party, other than the Dormant Entities and the Foreign Entities, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby and, with respect to Acquisition Sub and Gelco, the merger of Acquisition Sub with and into Gelco with Gelco being the surviving entity; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents and authorized to submit a Notice of Borrowing (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.10 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.11 Opinions of Counsel. Opinions of counsel for each Loan Party that is a domestic entity.

12.1.12 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as an additional insured and lender’s loss payee on all related insurance policies for all Loan Parties.

12.1.13 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid out pocket reasonable fees, costs and expenses (including reasonable Attorneys Costs of the Administrative Agent) to the extent then due and payable on the Closing Date and for which copies of such invoices or estimates have been provided to the Company, plus such additional amounts of reasonable Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.14 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of the Company.

12.1.15 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party, including Gelco and each of its Subsidiaries (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.16 Closing Certificate. A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.17 No Material Adverse Change. With respect to the Company and its Subsidiaries, the Administrative Agent and the Lenders shall be satisfied that since September 30, 2006, there has been no Material Adverse Effect, and with respect to Gelco and its Subsidiaries, the Administrative Agent and the Lenders shall be satisfied that since December 31, 2006, there has been no Material Adverse Effect.

12.1.18 Gelco Acquisition. All conditions precedent (except the payment of the purchase price) to consummate the Gelco Acquisition shall have been met or waived and the Administrative Agent shall have been provided evidence reasonably satisfactory to it with respect thereto. All the Gelco Acquisition Documents shall be in form and substance satisfactory to Administrative Agent, no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect, and the purchase price thereof (subject to balance sheet adjustment as provided in the Gelco Acquisition Documents, and excluding customary and reasonable third party fees, costs and expenses) shall not exceed $160,000,000. The Administrative Agent shall be reasonably satisfied with the results of its legal (including environmental) and business due diligence on Gelco and its Subsidiaries and obtained all third party due diligence reports reasonably required by Administrative Agent. The Administrative Agent and the Required Lenders shall be satisfied that the Gelco Acquisition shall be consummated in accordance with applicable law and on satisfactory terms immediately upon the Closing. The capitalization and structure of the Loan Parties after the Acquisition shall be reasonably satisfactory in all respects.

12.1.19 TMG Sale. Evidence reasonably satisfactory to Administrative Agent that the TMG Sale has been consummated in accordance with all applicable laws, rules and regulations, and the proceeds thereof were received by Gelco in the form of a promissory note, which note has either been distributed to the sellers of Gelco and excluded from any balance sheet adjustments under the Gelco Acquisition Documents or if such note is paid in full prior to closing and some or all of the proceeds are not distributed to the owners of Gelco, then any such proceeds remaining in Gelco or Gelco Information Network would be included as a part of the balance sheet adjustments under the Gelco Acquisition Documents.

12.1.20 Governmental Approvals. The Loan Parties shall have obtained all governmental and third party approvals necessary in connection herewith, the financing contemplated hereby, the Gelco Acquisition, and the continuing operations of the Loan Parties on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect.

12.1.21 Other. Such other documents as the Administrative Agent or any Lender may reasonably request including without limitation, those items listed on the documents and requirements list attached hereto as Exhibit F.

12.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for two days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party individually or in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, after giving effect to any cure periods in any documents relating to such Debt, whether by acceleration or otherwise, or (b) permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity, or (c) accelerate the maturity, of such Debt.

13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any obligation of, or condition agreed to by, any Loan Party with respect to any agreement, contract or lease, where such default, singly or in the aggregate with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

13.1.4 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or, except for the Dormant Entities, any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.5, 10.9 or SECTION 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this SECTION 13 for which no other grace period is specified) and continuance of such failure described in this clause (b) for 15 consecutive days.

13.1.6 Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000 individually or in the aggregate; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the failure to pay any Unfunded Liability within the time periods required by law or required by any written agreement between any Loan Party and any governmental authority, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000 individually or in the aggregate.

13.1.8 Judgments. Final judgments (unless covered by insurance without a reservation of rights by the applicable insurer) which exceed $500,000 individually or in the aggregate shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9 Guaranty;. Any Loan Party or any other Person shall contest in any manner the validity, binding nature or enforceability of any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or shall assert the invalidity or unenforceability of, or deny any liability under, any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or any Loan Party fails to comply with any of the terms or provisions of any guaranty of the Obligations (including the Guaranty and Collateral Agreement), or any representation or warranty is false or any covenant is breached of any Loan Party herein or in any guaranty of the Obligations (including the Guaranty and Collateral Agreement).

13.1.10 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect or any Lien in favor of the Administrative Agent ceases to be a perfected first priority Lien (subject to Permitted Liens); or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document or any Lien granted thereunder.

13.1.11 Invalidity of Subordination Provisions, Subordinated Debt. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty or other document by any Subsidiary relating to any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; any breach or default of any provision of the Subordinated Debt Documents; or any acceleration of any of the Subordinated Debt.

13.1.12 Change of Control. A Change of Control shall occur.

13.1.13 Material Adverse Effect. The occurrence of any event or circumstance which could reasonably be expected to give rise to or Material Adverse Effect.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies against the Company and each other Loan Party granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, including, without limitation, the Collateral Documents and the other Loan Documents, and all rights and remedies of a creditor under any applicable law or at equity.

SECTION 14 THE AGENTS.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.11) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this SECTION 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this SECTION 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in SECTION 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with SECTION 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent, and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents or the other Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or 11.2(d)(iii) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.9. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.10 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.11 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this SECTION 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under SECTION 5, and Sections 15.5 and 15.17) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under SECTION 5, and Sections 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15 GENERAL.

15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender; (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of, or interest on, the Loans, or any fees payable hereunder without the written consent of each Lender directly affected thereby; (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as may be provided for in this Agreement); or (d) release any party from its obligations under the Guaranty and Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of SECTION 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 11.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 11.13 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5 Costs, Expenses and Taxes. The Company agrees to pay (provided, if no Event of Default has occurred and is continuing, upon the receipt of a reasonably detailed invoice) on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including the perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and after an Event of Default and during the continuance thereof in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof, except, until an Event of Default under Section 11.13 has occurred, costs and expenses associated with an assignment or participation described in Section 15.6 hereof shall be excluded from the foregoing. In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors or examiners in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 payable by the Assignor, unless pursuant to the Assignment Agreement the Assignee has agreed to make such payment. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or SECTION 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the

Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or SECTION 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or SECTION 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES EXCEPT THAT THE PROVISIONS OF THE LOAN DOCUMENTS PERTAINING TO THE CREATION OR PERFECTION OF LIENS OR THE ENFORCEMENT OF RIGHTS OF ADMINISTRATIVE AGENT IN THE COLLATERAL LOCATED IN A STATE OTHER THAN THE STATE OF ILLINOIS SHALL BE GOVERNED BY THE LAWS OF SUCH STATE. THE GOVERNING LAW PROVISIONS OF THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL NOT BE AFFECTED BY THE LOCATION OF THE LOAN PARTIES.

15.9 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by or on behalf of any Loan Party and designated as confidential, all source codes to any software owned by a Loan Party if such source codes are provided to Administrative Agent or a Lender by a Loan Party, all non-public financial information (including projections provided hereunder), and any other information that the Administrative Agent or a Lender reasonably believes should be confidential non-public information by the nature of such information being provided, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process (and, except with respect to any legal proceeding involving the Loan Parties, the Administrative Agent, and/or the Lenders, and except if the Administrative Agent and/or such lender believes in good faith that it is prevented or restricted by applicable law, rule or regulation from providing the Company with prior notice, the Administrative Agent or the applicable Lender, as the case may be, shall use its reasonable efforts to notify the Company prior to such disclosure and with a reasonable amount of time so as to allow the Company to contest such disclosure or seek a protective order regarding such disclosure, but the Administrative Agent and the Lenders shall have no liability to the Company for failure to so notify or to so timely notify unless such failure was willful); (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11 Nature of Remedies. All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.4) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16 Customer Identification - USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.

15.17 INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING ANY SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE,

TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT , ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.18 Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19 Termination. Except for indemnity obligations of the Company contained in this Agreement and the Other Loan Documents, and other provisions of this Agreement and the other Loan Documents which survive termination of this Agreement and the Loan Documents by their respective terms, this Agreement and the Loan Documents shall terminate when all Obligations and Guarantor Obligations have been Paid in Full (other than unasserted contingent indemnification obligations) at which time the Administrative Agent shall, at the Company’s sole cost and expense, promptly execute all releases and terminations to effectuate and evidence the foregoing. No termination of this Agreement or the other Loan Documents shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or the other Loan Documents until all Obligations and Guarantor Obligations (other than unasserted contingent indemnification obligations) have been Paid in Full, and Administrative Agent’s continuing security interest in the Collateral and the rights and remedies of Administrative and Lenders hereunder, under the other Loan Documents and under applicable law, shall remain in full force and effect until all Obligations and the Guarantor Obligations (other than unasserted contingent indemnification obligations) have been Paid in Full. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Administrative Agent shall not be required to send such termination statements to any Loan Party, or to file them with any filing office, unless and until all Obligations and the Guarantor Obligations (other than unasserted contingent indemnification obligations) shall have been Paid in Full. Nothing contained in this Section alters or amends Section 8.20 of the Guaranty and Collateral Agreement and the terms and provisions of this Section are subject to Section 8.20 of the Guaranty and Collateral Agreement.

15.20 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE FORUM SELECTION PROVISIONS OF THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL NOT BE AFFECTED BY THE LOCATION OF THE LOAN PARTIES.

15.21 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY

15.22 Statutory Notice - Insurance. The following notice is given pursuant to Section 10 of the Collateral Protection Act set forth in Chapter 815 Section 180/1 of the Illinois Compiled Statutes (1996); nothing contained in such notice shall be deemed to limit or modify the terms of the Loan Documents:

UNLESS YOU PROVIDE EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENT WITH US, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS. THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS. THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH ANY OF YOUR ASSETS OR OPERATIONS. YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY OUR AGREEMENT. IF WE PURCHASE INSURANCE, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL OUTSTANDING BALANCE OR OBLIGATION. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

15.23 Statutory Notice—Oral Commitments. Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED AND THAT IS IN ANY WAY RELATE TO THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE LOAN DOCUMENTS. TO PROTECT COMPANY AND EACH OTHER LOAN PARTY (BORROWER) AND ADMINISTRATIVE AGENT AND THE LENDER (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE COMPANY AND ADMINISTRATIVE AGENT AND THE LENDERS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Company acknowledges that there are no other agreements between Administrative Agent, Lenders, Company and the Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CONCUR TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Kyle R. Sugamele
Title:	Chief Legal Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender, and as a Lender

By:	/s/ David Vande Ven
Title:	First Vice President

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount		Pro Rate Share*/
LaSalle Bank National Association	$70,000,000.00	**/	100. 000000000%
TOTALS	$70,000,000.00		100. 000000000%

**/	Revolving Commitment Amount reduces as set forth in the Amended and Restated Credit Agreement. Includes Swing Line Commitment Amount of $5,000,000

ANNEX B

ADDRESSES FOR NOTICES

CONCUR TECHNOLOGIES, INC.

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, Washington 98052

Attention: John Adair, Chief Financial Officer

Telephone: (425) 497-6439

Facsimile: (425) 497-6221

With a copy to:

Concur Technologies, Inc.

18400 NE Union Hill Road

Redmond, Washington 98052

Attention: Kyle Sugamele, Chief Legal Officer

Telephone: (425) 497-7384

Facsimile: (425) 497-5930

With a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Blake Stafford

Telephone: (650) 335-7299

Facsimile: (650) 938-5200

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

One North Brentwood Blvd., Suite 950

Clayton, Missouri 63105

Attention: Kimberly Admire

Telephone: (314) 613-1908

Facsimile: (314) 621-1612

All Other Notices

One North Brentwood Blvd., Suite 950

Clayton, Missouri 63105

Attention: David Vande Ven

Telephone: (314) 613-1931

Facsimile: (314) 621-1612

With a copy to:

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: Steven C. Drapekin

Telephone: (314) 444-7692

Facsimile: (314) 612-7692

ii

EXHIBIT A

FORM OF NOTE

_______,_______

Chicago, Illinois

$__________________

The undersigned, for value received, promises to pay to the order of ______________ (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown in the records of the Administrative Agent), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

CONCUR TECHNOLOGIES, INC.

By:
Title:

A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Concur Technologies, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement. If the terms of this Compliance Certificate are inconsistent with the terms and provisions of the Credit Agreement, then the terms and provisions of the Credit Agreement shall control and govern.

I. Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II. Underlying Calculations. Enclosed herewith is a copy of the spreadsheets and other calculations used to calculate the financial tests below.

III. Financial Tests. The Company hereby certifies and warrants to Administrative Agent, Issuing Lender and each Lender that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and each of the enclosed are true and correct as at the Computation Date:

A.	EBITDA

1.	Consolidated Net Income	$________

2.	Plus:
	(A) Interest Expense	$________
	(B) income Tax expense	$________
	(C) depreciation	$________
	(D) amortization (including, non-cash charges relating to the amortization of intangible assets)	$________
(E) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R
3.	Total—Items No 1 plus 2 (EBITDA)	$________

B-1

B.	Section 11.13.1 - Maximum Total Funded Debt to EBITDA Ratio

1.	Total Funded Debt	$________

2.	EBITDA (from Item A(3) above)	$________

3.	Ratio of B(1) to B(2)	____ to 1.00

4.	Maximum allowed	2.25 to 1.00

C.	Section 11.13.2 - Interest Coverage

1.	EBITDA (from Item A(3) above	$________

2.	cash income Tax expense	$________

3.	cash dividends and distributions	$________

4.	depreciation and amortization	$________

5.	Item C(1) minus Items C(2), C(3) and C(4)	$________

6.	Cash Interest Expense	$________

7.	Ration of Item C(5) to Item C(6)	$________

8.	Minimum allowed	3.00 to 1.00

The Company further certifies Administrative Agent and the Lenders that no Event of Default or Unmatured Event of Default has occurred and is continuing. The Company has caused this Certificate to be executed and delivered by its duly authorized officer on ______, ____.

CONCUR TECHNOLOGIES, INC.

By:
Title:

B-2

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

Date:_________________

To:	Concur Technologies, Inc.

and

LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Amended and Restated Credit Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 15.6.1 of the Amended and Restated Credit Agreement dated as of October 1, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Concur Technologies, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

______________________ (the “Assignor”) hereby sells and assigns, without recourse, to _____________ (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to _____% of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of _____________, ___, or such later date on which the Company and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Percentages for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Company and the Administrative Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 or SECTION 8 of the Credit Agreement than the Company is obligated to pay to the Assignor under such Section. [The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Administrative Agent the forms required by Section 7.6 of the Credit Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.] The [Assignee/Assignor] [Company] shall pay the fee payable to the Administrative Agent pursuant to Section 15.6.1.

The Assignee hereby confirms that it has received a copy of the Credit Agreement, and the other Loan Documents. Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a) the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto, and agrees to be bound by the other Loan Documents; and

(b) the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = _____%	[ASSIGNEE]

By:
Title:

Adjusted Percentage = _____%	[ASSIGNOR]

By:
Title:

ACKNOWLEDGED AND CONSENTED TO

this ____ day of ________, ____

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

[IF NO EVENT OF DEFAULT EXISTS]

ACKNOWLEDGED AND CONSENTED TO

this _____ day of ___________________, ______.

CONCUR TECHNOLOGIES, INC.

By:
Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Concur Technologies, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i) The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii) The aggregate amount of the proposed borrowing is $                .

(iii) The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv) The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the advance requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CONCUR TECHNOLOGIES, INC.

By:
Title:

D-1

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of October 1, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Concur Technologies, Inc. (the “Company”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a) on [____date____] convert $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the [            ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [            ] month(s)];

[(b) on [____date____] continue $[            ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [            ] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CONCUR TECHNOLOGIES, INC.

By:
Title:

E-1

EXHIBIT F

DOCUMENTS AND REQUIREMENTS LIST

F-1